Exhibit 99.1

Extreme Networks Comments on Recent SEC 13D Filing

SANTA CLARA, Calif., July 22, /PRNewswire-FirstCall/ — Extreme Networks, Inc. (Nasdaq: EXTR) announced today that it has received a notice from Ramius Value and Opportunity Master Fund nominating two candidates for election to Extreme Networks Board at the 2010 annual meeting of Extreme Networks stockholders. In addition, Ramius submitted a non-binding proposal requesting that Extreme Networks Board take the necessary steps to declassify the board and require that all directors be elected annually.

Extreme Networks also stated that it was aware of the Schedule 13D/A filing with the Securities and Exchange Commission relating to the nomination notice and the declassification proposal.

Gordon Stitt, Chairman of Extreme Networks Board of Directors, commented, “The Board of Directors is very active and focused on increasing stockholder value for all of our stockholders. We will consider stockholder input, including these proposals, in this context and in accordance with our corporate governance policy.”

Extreme Networks noted that its stockholders are not being asked to grant any proxies or take any action at this time with respect to the election of directors or any other matter that may be submitted for a stockholder vote. Extreme Networks will announce the scheduled date of the annual meeting after it has been set.

Extreme Networks, Inc.

Extreme Networks provides converged Ethernet network infrastructure that support data, voice and video for enterprises and service providers. Extreme Networks’ network solutions feature high performance, high availability and scalable switching solutions that enable organizations to address real-world communications challenges and opportunities. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

Extreme Networks is either a registered trademark or trademark of Extreme Networks, Inc. within the United States and other countries.

Forward-Looking Statements

This press release contains forward-looking statements. . You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially.

Important Information/ Solicitation Participants Legend

Extreme Networks, Inc. will file a proxy statement in connection with its 2010 annual meeting of stockholders and advises its stockholders to read that proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of that proxy statement and other documents (when available) that Extreme files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. That proxy statement and these other documents will also be available free of charge by directing a request to Investor Relations at 3585 Monroe Street, Santa Clara, CA 95051, or from Extreme at www.extremenetworks.com.

CONTACT: Extreme Networks, Inc. Investor Relations, +1-408-579-3030, investor_relations@extremenetworks.com, or Public Relations, +1-408-579-3483, gcross@extremenetworks.com